UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

 _________________________________

  Filed by the Registrant                              ☐  Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☐	Definitive Proxy Statement

Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UDR, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Beginning on or about May 11, 2026, UDR, Inc. (“UDR,” the “Company,” “we,” or “our”) made the following communication available to our shareholders.

Advisory Vote on Executive Compensation

At the Company’s 2026 Annual Meeting of Shareholders to be held on Thursday, May 21, 2026, shareholders will cast an advisory vote on the compensation of the Company’s named executive officers (the “Say-on-Pay Proposal”).

There are two principal proxy advisory firms that provide analyses and voting recommendations to institutional investors—Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”). We are pleased that Glass Lewis has recommended a vote “FOR” all proposals, including the Say-on-Pay Proposal. Glass Lewis concluded, among other things, that the Company’s executive compensation program is reasonable on balance, aligning pay with performance.

By contrast, ISS has recommended that shareholders vote “AGAINST” the Say-on-Pay Proposal. The Company’s Board of Directors (the “Board”) strongly disagrees with ISS’s recommendation. As discussed below, while ISS ascribed low levels of concern across all five of its compensation evaluation components including pay-for-performance alignment and severance/CIC arrangements, its conclusion is based on a narrow, one-time historical event that has already been fully remediated and does not reflect any ongoing compensation practice or structural concern.

Accordingly, the Board unanimously recommends that shareholders vote “FOR” Proposal No. 2 – Advisory Vote on Executive Compensation.

Regarding ISS’s “AGAINST” Recommendation on the Say-on-Pay Proposal

ISS’s recommendation does not reflect a deficiency in the design, rigor, or governance of the Company’s executive compensation program:

●	The core structure of UDR’s executive compensation program has remained consistent and disciplined over time. For 2025, approximately 92% of the CEO’s target compensation was performance-based, consistent with prior years. While performance metrics and relative weightings evolve to reflect business priorities, the fundamental design of the program has remained largely unchanged for more than a decade.
●	Glass Lewis recommended a “FOR” vote on the Company’s Say-on-Pay Proposal, citing, among other factors, the fairness of the compensation program and alignment of pay with performance for the year under review.

●	UDR has demonstrated longstanding shareholder support for its compensation program, with shareholders approving Say-on-Pay proposals by an average of approximately 90% over the past 15 years.
●	The Compensation and Management Development Committee of the Board (the “Compensation Committee”) firmly believes that the executive compensation program has historically aligned, and continues to align, executive compensation with Company performance and long-term shareholder value creation.
●	Notably, ISS itself acknowledged that UDR’s pay-for-performance alignment for 2025 was reasonable and they ascribed low concerns (the best possible scoring outcome) across all five of their evaluation components, which include: (1) Non-Performance-Based Pay Elements, (2) Peer Group Benchmarking, (3) Severance/CIC Arrangements, (4) Comp Committee Communication/Responsiveness, and (5) Pay for Performance Evaluation.

ISS’s Recommendation Is Driven Solely by a One-Time, Fully Remediated Event

ISS’s “AGAINST” recommendation is based exclusively on a single, non-recurring historical event that has already been addressed by the Company through proactive governance enhancements.

●	On September 2, 2025, Joseph D. Fisher, the Company’s former President and Chief Investment Officer, resigned. In connection with his departure, the Company entered into a separation agreement pursuant to which Mr. Fisher received severance payments, one-half of which were payable over a twelve-month period and conditioned on his continued compliance with non-solicitation, confidentiality, non-disparagement, and other protective covenants.
o	Mr. Fisher served as an executive of the Company for more than nine years in senior leadership roles that provided him access to significant proprietary, strategic, and competitively sensitive information, and afforded him deep relationships with key Company associates and business partners.
o	Given these circumstances, the Board concluded that it was in the best interests of the Company and its shareholders to obtain enforceable post-employment protections, and that such protections necessarily required appropriate consideration in the form of severance payments.
●	Because Mr. Fisher’s departure was disclosed as a resignation, ISS characterized the severance as a problematic pay practice and based its entire “AGAINST” recommendation on this isolated event.

ISS Failed to Appropriately Credit the Company’s Remediation

ISS’s analysis did not adequately take into account the Company’s prompt and comprehensive actions to mitigate the risk of recurrence.

●	In February 2026, the Company adopted an Executive Severance Plan, which establishes predefined severance terms for senior executives and requires executives to agree, in advance, to restrictive post-separation covenants designed to protect the Company and its shareholders.
o	By requiring executives to accept these in advance, the Company has eliminated the need to negotiate restrictive covenants at the time of a voluntary resignation.
o	As a result, the risk of severance payments associated with voluntary executive departures has been effectively eliminated.

Conclusion

The severance arrangement associated with Mr. Fisher’s resignation was a one-time, historical matter, entered into after careful consideration of the Company’s interests and the protection of shareholder value. Importantly, the Board did not stop there. In February 2026, well in advance of the filing of its Proxy Statement or the publication of ISS’s voting recommendations, the Company strengthened its governance framework by adopting a formal Executive Severance Plan that addresses precisely the issue cited by ISS and prevents a similar circumstance from arising in the future.

An “AGAINST” vote on the Say-on-Pay Proposal therefore fails to account for the full facts, ignores the Company’s demonstrated pay-for-performance alignment, and discounts meaningful, forward-looking remediation already in place.

FOR THESE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION.